Exhibit 3.92(b)

FIRST AMENDMENT
TO
OPERATING AGREEMENT OF
KIMBALL HILL URBAN CENTERS, L.L.C.

This First Amendment to Operating Agreement of Kimball Hill Urban Centers, L.L.C. (“First Amendment”) is made as of July 1, 2006, by Kimball Hill, Inc. (“KHI”), which is the sole member of Kimball Hill Urban Centers, L.L.C. (the “Company”).

KHI executed the Operating Agreement of Kimball Hill Urban Centers, L.L.C. (the “Agreement”) as of August 28, 2003.  KHI wishes to amend the Agreement in order to set out the management structure of the Company.

KHI hereby amends Section V of the Agreement by deleting Section V in its entirety and replacing it with the following Section V:

Section V
Management: Rights, Powers, and Duties

5.1.                              Manager.

5.1.1.       Manager.  The Company has one Member, which is KHI, and shall be managed by the Member as Manager of the Company.  The Member shall generally manage all the operations of the Company through a Management Committee, to be appointed as provided for in Section 5.2 below.  The Management Committee shall appoint officers to carry out the duties and responsibilities as provided in Section 5.3 below.  All persons acting at any time as Management Committee Members and/or as officers of the Company are acting for the Company and not individually as members of the Company.

5.1.2.       General Powers.  The Member shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of the Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, and the power to delegate any and all such functions, including without limitation, for Company purposes, the power to:

5.1.2.1.            acquire by purchase, lease, or otherwise, any real or personal property, tangible or intangible;

5.1.2.2.            construct, operate, maintain, finance, and improve, and to own, sell, convey, assign, mortgage, or lease any real estate and any personal property;

5.1.2.3.            sell, dispose, trade, or exchange Company assets in the ordinary course of the Company’s business;

5.1.2.4.            enter into agreements and contracts and to give receipts, releases and discharges;

5.1.2.5.            purchase liability and other insurance to protect the Company’s properties and business;

5.1.2.6.            borrow money for and on behalf of the Company, and, in connection therewith, execute and deliver instruments authorizing the confession of judgment against the Company;

5.1.2.7.            execute or modify leases with respect to any part or all of the assets of the Company;

5.1.2.8.            prepay, in whole or in part, refinance, amend, modify, or extend any mortgages, trust deeds or security agreements which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals, or modifications of such mortgages, trust deeds or security agreements;

5.1.2.9.            execute any and all other instruments and documents which may be necessary or in the opinion of the Member desirable to carry out the intent and purpose of the Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

5.1.2.10.          make any and all expenditures which the Member, in its sole discretion, or in the discretion of the parties to whom the Member has delegated the authority to act for the Company as provided for above, deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting and other related expenses incurred in connection with the organization and financing and operation of the Company;

5.1.2.11.          enter into any kind of activity necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company;

5.1.2.12.          invest and reinvest Company reserves in short-term instruments or money market funds; and

5.1.2.13.          delegate any or all of its authority and powers as manager of the Company to the Management Committee.

5.2.          Management Committee.

5.2.1.       Powers of Management Committee.  The Member hereby establishes a management committee (the “Management Committee”) and delegates to the Management Committee the Member’s full power and authority as manager of the Company to represent the Company, to act in the name of the Company and to manage the business of the Company, including without limitation the powers and authorities set forth in Section 5.1.2 of the Agreement.  Further, the Member hereby authorizes the Management Committee to delegate its powers and authorities to the officers and other managers of the Company.  The officers of the Company described in Section 5.3 shall have the powers and authorities set forth therein.  The officers of the Company shall conduct the business operations and activities of the Company in a manner consistent with the policies adopted from time to time by the Management Committee.

5.2.2.       Composition of Management Committee.  Effective as of the date of this First Amendment, the Management Committee shall consist of three persons (“Management Committee Members”), who shall be appointed from time to time by the Member.  The Member hereby appoints David K. Hill, Eugene K. Rowehl and Hal H. Barber as the Management Committee Members, effective as of the date of this First Amendment.  Each Management Committee Member shall hold office until his successor shall have been appointed by the Member. Management Committee Members need not be residents of in which the Company is organized.  Any vacancy occurring in the Management Committee shall be filled by the Member.  The Management Committee from time to time shall appoint officers of the Company to act for and on behalf of the Company.

5.2.3.       Meetings of the Management Committee.  The Management Committee shall meet at such times and places as a majority of the Management Committee Members may designate from time to time.  Notice of any meeting shall be given at least five days previous thereto by written notice mailed or telefaxed to each Management Member at his business address, unless the giving of such notice is waived by such Management Committee Member.  The attendance of a Management Committee Member at any meeting shall constitute a waiver of notice of such meeting.  Neither the business to be transacted at, nor the purpose of, any meeting of the Management Committee need be specified in the notice or waiver of notice of such meeting.

A majority of the Management Committee shall constitute a quorum for transaction of business at any meeting of the Management Committee.  The act of the majority of the Management Committee Members present at a meeting at which a quorum is present shall be the act of the Management Committee.  Any action which may be taken at a meeting of the Management Committee may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by all the Management Committee Members.  Any written consent signed by all the Management Committee Members shall have the same effect as a unanimous vote, and may be stated as such in any document reflecting action taken by the Management Committee.

5.3.          Officers of the Company.  The officers of the Company shall be a chairman and chief executive officer, one or more vice-chairmen, a president, one or more vice-presidents, a treasurer, a secretary, and such other officers as may be elected or appointed from time to time by the Management Committee.  Any two or more offices may be held by the same person.  Each officer shall hold office until his successor shall have been duly elected or until his death or until he shall resign or shall have been removed by the Management Committee.  Election of an officer shall not of itself create contract rights.

5.3.1.       Chairman and Chief Executive Officer.  Subject to the direction and control of the Management Committee, the chairman shall be the chief executive officer and shall have the following general duties and responsibilities:  be in charge of the business of the Company; see that the resolutions and directions of the Management Committee are carried into effect except in those instances in which that responsibility is specifically assigned to some other person by the Management Committee; and, in general, discharge all duties incident to the office of chairman and such other duties as may be prescribed by the Management Committee from time to time.  The chairman shall preside at all meetings of the Management Committee.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Management Committee, the chairman may execute for the Company any contracts, deeds, mortgages, bonds, or other instruments which the Management Committee has authorized to be executed.

5.3.2.       Vice Chairman.  The Vice Chairman (or Chairmen) shall assist the chairman and chief executive officer in the discharge of his duties as the chairman may direct and shall perform such other duties as from time to time may be assigned to him by the chairman or by the Management Committee.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Management Committee, each Vice Chairman may execute for the Company any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

5.3.3.       President.  The president shall assist the chairman and chief executive officer in the discharge of the chairman’s duties as the chairman may direct and shall perform such other duties as from time to time may be assigned to him by the chairman or by the Management Committee.  In the absence of the chairman or in the event of his inability or refusal to act, the president shall perform the duties of the chairman, and when so acting, shall have all the powers of the chairman.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Management Committee, the president may execute for the Company any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

5.3.4.       Vice Presidents.  Each of the vice-presidents shall assist the president in the discharge of the president’s duties as the president may direct and shall perform such other duties as from time to time may be assigned to him by the chairman and chief executive officer, the president or the Management Committee.  In the absence of the president or in the event of his inability or refusal to act, the vice-presidents in the order of seniority of tenure as vice-president shall perform the duties of the president, and when so acting, shall have all the powers of the president.  Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Company or a different mode of execution is expressly prescribed by the Management Committee, each of the vice-presidents may execute for the Company any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed.

5.3.5.       Treasurer.  The treasurer shall be the chief financial officer and principal accounting officer of the Company.  He shall have charge of and be responsible for the maintenance of adequate books of account for the Company, have charge and custody of all funds and securities of the Partnership and be responsible for the receipt and disbursement thereof, and perform all duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the chairman and chief executive officer, the president or the Management Committee.

5.3.6.       Secretary.  The secretary shall record the minutes of Management Committee meetings or actions taken by unanimous consent of the Management Committee, be custodian of the Company’s records, sign with the chairman and chief executive officer or the president or a vice-president or any other officer authorized by the Management Committee any contracts, deeds, mortgages, bonds or other instruments which the Management Committee has authorized to be executed, except when a different mode of execution is expressly prescribed by the Management Committee, and perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him by the chairman, the president or the Management Committee.

5.3.7.       Assistant Treasurers and Assistant Secretaries.  The assistant treasurers and assistant secretaries shall perform such duties as shall be assigned to them by the treasurer or the secretary, respectively, or by the chairman and chief executive officer, the president or the Management Committee.

5.4.          Authority of Officers and Managers.  In addition to the powers and authorities granted to officers as provided in Section 5.3 above, the Member or the Management Committee from time to time may grant additional powers and authorities to the officers and managers of the Company.  The Management Committee may authorize any officer, manager or employee of the Company to enter into any contract, including without limitation contracts to borrow money, and to execute and deliver any instrument, including without limitation contracts to borrow money, and to execute and deliver any instrument, including without limitation promissory notes and other evidences of indebtedness, in the name of and on behalf of the Partnership, and such authority may be general or confined to specific instances.  The officers and managers of the Company shall have authority to delegate any or all of their respective powers and authorities to subordinate managers and employees of the Company.

5.5.          Action by Member.  Since there is only one Member, any action of the Member can be taken unilaterally by written consent or by any other means deemed appropriate by the Member.

5.6.          Personal Services.

5.6.1.       The Member is not required to perform services for the Company solely by virtue of being a Member.

5.6.2.       Upon subordination of the amount and purpose thereof, the Member shall be entitled to compensation and to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.7.          Duties of Member.

5.7.1.       The Member shall devote such time to the business and affairs of the Company as it deems necessary to carry out the Member’s duties set forth in the Agreement.

5.7.2.       Nothing in the Agreement shall be deemed to restrict in any way the rights of the Member to conduct any other business or activity whatsoever, and the Member shall not be accountable to the Company with respect to that business or activity even if the business or activity competes with the Company’s business.  The organization of the Company shall be without prejudice to its rights to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom.

5.8.          Liability and Indemnification.

5.8.1.       The Member, the Management Committee Members and the officers appointed by the Management Committee shall not be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by them within the scope of the authority conferred on them by the Agreement or for any actions for which they may be indemnified as provided for below in this Section 5.8.

5.8.2.       The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member, Management Committee Member, officer, employee or agent of the Company (collectively, an “Action”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any Action by judgment or settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

5.8.3.       Any indemnification under Section 5.8.2 shall be made by the Company only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person requesting indemnification has met the applicable standard of conduct set forth therein.  Such determination shall be made (a) by the Management Committee by a majority vote of a quorum consisting of Management Committee Members who are not parties to such Action, or (b) if directed by the Management Committee, by independent legal counsel in a written opinion.  Notwithstanding the foregoing, to the extent that a Member, Management Committee Member, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any Action, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

5.8.4.       Expenses (including attorneys’ fees) actually and reasonably incurred by a Member, Management Committee Member, officer, employee or agent of the Company in connection with the defense or disposition of any Action may be paid from time to time by the Company in advance of the final disposition thereof upon receipt of (a) an affidavit by such person of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 5.8.2, and (b) an undertaking by such person to repay to the Company the amounts so paid if it is ultimately determined that he is not entitled to indemnification as authorized in Section 5.8.2, which undertaking may be accepted by the Company without reference to the financial ability of such person to make repayment.  Any payment of expenses under this Section 5.8.4 shall be made in the sole discretion of the Company and on such terms and conditions as the Company, in its sole discretion, deems appropriate.

5.8.5.       If both the Company and any person to be indemnified are parties to an Action, legal counsel representing the Company therein may, at the request of such person, also represent such person (unless such dual representation would involve such legal counsel in a conflict of interest in violation of applicable law or principles of professional ethics), and the Company shall pay all fees and expenses of such legal counsel incurred during the period of dual representation other than those, if any, that would not have been incurred if legal counsel were representing only the Company.  Any allocation of fees and expenses between the Company and such person made by legal counsel shall be final and binding upon the Company and such person.

5.8.6.       The indemnification and advancement of expenses provided by this article shall not be deemed exclusive of any rights to which a Member, Management Committee Member, officer, employee or agent of the Company may be entitled under any contract, agreement or otherwise, both as to action in his official capacity and as to action in another capacity while holding such position or office, and shall continue as to a person who has ceased to be a Member, Management Committee Member, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

5.8.7.       The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Member, Management Committee Member, officer, employee or agent of the Company, or is or was serving at the request of the Partnership as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this article.

As so amended, the Agreement shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, KHI has executed this First Amendment to Operating Agreement as of the date first written above.

KIMBALL HILL, INC.
an Illinois corporation

By:	/s/ Hal H. Barber
Hal H. Barber
Senior Vice President